Exhibit 99

Two Bethesda Metro Center	Phone 301 • 986 • 0701
Suite 1200	Fax 301 • 986 • 0702
Bethesda, MD 20814

Contacts:	Thomas F. Kirk	(301) 986-0701
	George E. McHenry	(301) 986-0701
	Kenneth J. Abod	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. REPORTS $0.26 PRO FORMA EPS ON 8.6% SALES
GROWTH FOR THE FOURTH QUARTER 2008

Provides 2009 Revenue and EPS Guidance

BETHESDA, MARYLAND, February 10, 2009 – Hanger Orthopedic Group, Inc. (NYSE:HGR) announced net sales of $185.5 million for the quarter ended December 31, 2008, an increase of $14.7 million, or 8.6%, from $170.8 million in the prior year’s comparable quarter.  Pre-tax income increased $3.0 million, or 29.8%, to $13.0 million in the fourth quarter 2008 from $10.0 million in the same quarter last year.

Pro forma net income applicable to common stock for the quarter was $8.3 million, or $0.26 per diluted share, for the quarter ended December 31, 2008 compared to net income applicable to common stock of $6.6 million, or $0.23 per diluted share, in the fourth quarter of last year.  The pro forma results for the fourth quarter 2008 exclude the impact of the non-cash mark-to-market adjustment of $0.7 million related to interest rate swaps.  Net income applicable to common stock on a GAAP basis, which includes the full impact of the mark-to-market adjustment related to the interest rate swaps, was $7.8 million, or $0.24 per diluted share, for the quarter ended December 31, 2008.

The 8.6% sales growth was primarily the result of a $9.2 million, or 6.1%, increase in same-center sales in our patient care centers, a $3.5 million increase related to acquired entities and a $2.0 million, or 11.0%, increase in sales of the Company’s distribution segment. Gross profit for the quarter increased by $2.7 million, or 2.9%, to $97.0 million compared to $94.3 million due to the sales increase.  Gross margins decreased from 55.2% of net sales in the fourth quarter of 2007 to 52.3% in the fourth quarter of 2008, due to the impact of a favorable inventory adjustment in the prior year.

Income from operations in the fourth quarter of 2008 increased by $2.7 million, or 14.1%, to $21.9 million compared to the same period of the prior year, principally due to the sales increase and continued control of selling, general and administrative expenses.  Selling, general and administrative expenses of $70.8 million for the fourth quarter of 2008 did not change compared to the prior year, despite a $1.3 million increase in costs related to acquisitions.

Interest expense for the fourth quarter of 2008 was $1.0 million less than last year due to lower variable rates.  In May 2008, the Company entered into two $75.0 million swap contracts that fixed $150.0 million of floating rate debt and locked in LIBOR at 3.4% for three years. In the fourth quarter of 2008, the Company recorded a $0.7 million non-cash mark-to-market reserve related to the value of the swaps.  The Company fully intends to hold the swaps until their maturity in May 2011, in which case the valuation reserve will over time reverse.  As of December 31, 2008, $88.3 million, or 20.9%, of the Company’s total debt of $422.3 million was subject to variable interest rates.

Net sales for the year ended December 31, 2008 increased by $65.7 million, or 10.3%, to $703.1 million from $637.4 million in the prior year.  The sales growth was principally the result of a $41.3 million, or 7.3%, increase in same-center sales in our patient care business, an $11.9 million increase related to acquired entities, and an $11.5 million, or 19.1%, increase in sales of the Company’s distribution segment. Gross profit for the year ended December 31, 2008 increased by $30.3 million, or 9.2%, to $359.7 million, or 51.2% of net sales, compared to $329.4 million, or 51.7% of net sales, in the prior year. The decrease in gross margin was due to the increase in sales of the distribution business which have higher material costs and increased shipping costs.

Income from operations increased by $9.7 million, or 14.3%, in 2008 to $77.7 million from $68.0 million in the prior year due principally to the sales increase.  Selling, general and administrative expenses increased by $19.3 million primarily the result of $4.1 million of personnel costs, $2.9 million of merit pay increases to employees, $3.3 million of benefits costs, $3.7 million related to acquisitions, $3.1 million in variable compensation accruals, and $2.1 million of additional investment in growth initiatives.

Interest expense for the year ended December 31, 2008 decreased $4.4 million, or 12.0%, from the prior year due to lower variable rates.  For the year ended December 31, 2008, pro forma net income applicable to common stock was $27.2 million, or $0.86 per diluted share, a 34.4% increase, compared to net income applicable to common stock of $17.6 million, or $0.64 per diluted share, last year.  The pro forma results for the year ended December 31, 2008 assume that the one-time, in-kind preferred stock dividend, which occurred in the second quarter of 2008, occurred at the beginning of the period and excludes the impact of the $0.7 million non-cash mark-to-market adjustment related to interest rate swaps.  Net income applicable to common stock on a GAAP basis, which includes the full impact of the $5.3 million one-time non-cash dividend, the $0.4 million of preferred stock dividends and the $0.7 million impact of the non-cash mark-to-market adjustment related to interest rate swaps, was $21.1 million, or $0.78 per diluted share, for the year ended December 31, 2008.

Cash flow from operations was $18.4 million in the fourth quarter of 2008, a $3.0 million decrease, compared to $21.4 million in the prior year. The decrease in cash flow for the fourth quarter of 2008 was primarily the result of an increase in working capital of $8.5 million, offset by higher net income and non-cash charges of $5.5 million.  For the year ended December 31, 2008 cash flow from operations increased by $1.5 million to $53.2 million compared to $51.7 million in the prior year.

The Company had total liquidity of $96.6 million, comprised of $58.4 million of cash and $38.2 million available under its revolving credit facility at December 31, 2008.  The Company believes that it has sufficient liquidity to conduct its normal operations and fund its acquisition plan in 2009.

For 2009, the Company expects revenues to be between $750 million and $760 million which would result in growth of 6.7% to 8.1% compared to 2008.  The Company also expects diluted EPS for 2009 to be in the range of $0.96 to $0.98, which would represent an 11.6% to 14.0% increase over 2008 pro forma diluted EPS and a 23.1% to 25.6% increase over 2008 GAAP diluted EPS.

“The Hanger team had an outstanding year in 2008 and I am extremely pleased with our performance in the fourth quarter, since it marks the twelfth consecutive quarter of meeting or exceeding First Call consensus estimates,” commented Thomas F. Kirk, President and Chief Executive Officer of Hanger Orthopedic Group.  Mr. Kirk added, “All elements of our company improved on last year’s results to enable us to achieve 34.4% EPS growth in 2008.  Hanger has a stable capital structure, ample liquidity to grow and handle our needs, as well as strong cash flow. I am proud of our team’s accomplishments in 2008, and while we are concerned about the economy, we are excited about our prospects in 2009 as evidenced by our guidance which reflects strong growth in sales and EPS.”

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 668 patient care centers in 45 states and the District of Columbia, with over 3,500 employees including 1,070 practitioners (as of December 31, 2008).  Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc. or the WalkAide®, visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

-tables to follow-

Hanger Orthopedic Group, Inc.

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income Statement:
Net sales	$185,547	$170,790	$703,129	$637,350
Cost of goods sold (exclusive of depreciation and amortization)	88,507	76,496	343,421	307,952
Selling, general and administrative	70,758	70,797	264,797	245,542
Depreciation and amortization	4,378	4,307	17,183	15,876
Income from operations	21,904	19,190	77,728	67,980
Interest expense, net	8,241	9,204	32,549	36,987
Unrealized loss from interest rate swap	738	—	738	—
Income before taxes	12,925	9,986	44,441	30,993
Provision for income taxes	5,089	3,004	17,695	11,726
Net income	7,836	6,982	26,746	19,267
Less preferred stock dividends - Series A Convertible Preferred Stock	—	416	5,670	1,665
Net income applicable to common stock	$7,836	$6,566	$21,076	$17,602

Basic Per Share Data:
Net income	$0.25	$0.29	$0.81	$0.78
Shares used to compute basic per common share amounts	30,817,549	22,704,389	25,930,096	22,475,513

Diluted Per Share Data:
Net income	$0.24	$0.23	$0.78	$0.64
Shares used to compute diluted per common share amounts	32,057,689	30,721,859	27,090,817	30,257,021

	Three Months Ended	Twelve Months Ended
	December 31, 2008	December 31, 2008
Pro-forma:
Net income applicable to common stock	7,836	21,076
Preferred stock dividend - Series A Convertible Preferred Stock	—	5,670
Loss from Interest Rate Swap (net of $295 tax) (1)	443	443
Pro-forma net income applicable to common stock	$8,279	$27,189

Diluted Per Share Data:
Pro-forma net income per diluted common share	$0.26	$0.86

Shares used to compute diluted per common share amounts	32,057,689	27,090,817
Effects of conversion of convertible preferred stock (2)	—	4,567,956
Shares used to compute diluted per common share amounts, Pro-forma basis	32,057,689	31,658,773

(1) The loss from interest rate swap results from ineffectiveness that occurred during the quarter and year ending December 31, 2008. The Company fully intends to hold the swap until its maturity in May 2011, in which case the valuation reserve will over time reverse and result in our recording an equal amount of income.

(2) Assumes Preferred Stock dividend acceleration event occurred January 1, 2008. The Company believes the presentation of the pro-forma results, adjusted for the effects of the acceleration of the Preferred Stock dividend at the beginning of the period, is more reflective of the Company’s current diluted operating results and provides investors with additional useful information to measure the Company’s on-going performance.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold (exclusive of depreciation and amortization)	47.7%	44.8%	48.8%	48.3%
Selling, general and administrative	38.1%	41.5%	37.7%	38.5%
Depreciation and amortization	2.4%	2.5%	2.4%	2.5%
Income from operations	11.8%	11.2%	11.1%	10.7%
Interest expense, net	4.4%	5.4%	4.6%	5.8%
Unrealized loss from interest rate swap	0.4%	0.0%	0.4%	0.0%
Income before taxes	7.0%	5.8%	6.1%	4.9%
Provision for income taxes	2.7%	1.8%	2.5%	1.8%
Net income	4.3%	4.0%	3.6%	3.1%

Hanger Orthopedic Group, Inc.

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cash Flow Data:

Cash flow from operations	$18,367	$21,438	$53,220	$51,687
Capital expenditures	7,317	6,720	19,330	20,129
Increase in cash	4,888	3,581	31,475	3,799

			Dec. 31, 2008	Dec. 31, 2007
Balance Sheet Data:
Cash			$58,413	$26,938
Days Sales Outstanding (DSO’s)			51	56
Working Capital			$200,248	$165,794
Total Debt			$422,324	$410,892
Shareholders’ Equity			$266,865	$190,538

	2008	2007	2008	2007
Percentage of net sales from:
Patient-care services	89.2%	89.4%	88.2%	89.7%
Distribution	10.6%	10.6%	11.5%	10.3%

Payor mix:
Private pay and other	61.1%	61.1%	60.3%	59.7%
Medicare	27.8%	27.9%	28.3%	29.2%
Medicaid	6.0%	5.8%	6.1%	6.1%
VA	5.1%	5.2%	5.3%	5.0%

			December 31,	December 31,
			2008	2007
Statistical Data:
Patient-care centers			668	636
Number of practitioners			1,070	1,060
Number of states (including D.C.)			46	46